Exhibit 5.1

January 18, 2000

Overseas Shipholding Group, Inc.

511 Fifth Avenue

New York, New York 10017

Dear Ladies and Gentlemen:

We are acting as counsel to Overseas Shipholding Group, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for registration of up to 150,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") pursuant to the OSG Ship Management, Inc. Savings Plan (the "Plan") and the Plan rights and interests.

As such counsel, we have reviewed the corporate proceedings in connection with the adoption of the Plan and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company (or OSG Ship Management, Inc., as applicable), and certificates of public officials and of representatives of the Company (or OSG Ship Management, Inc., as applicable), and have made such investigations of law, and have discussed with representatives of the Company (or OSG Ship Management, Inc., as applicable) and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Plan is duly authorized and that the employees who participate in the Plan will have the same rights provided under the Plan to those who have interests in the Plan, subject to the terms of the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PROSKAUER ROSE LLP